                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. NAME AND ADDRESS OF REPORTING PERSON
                                 Acres, John F.
                                c/o Acres Gaming
                          7115 Amigo Street, Suite 150
                             Las Vegas, Nevada 89119

                   2. ISSUER NAME AND TICKER OR TRADING SYMBOL
                            Acres Gaming Incorporated
                                      AGAM

        3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                           4. STATEMENT FOR MONTH/YEAR
                                  October 1999

                 5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

           6. RELATIONSHIP OF REPORTING PERSON(s) TO ISSUER (CHECK ALL
         APPLICABLE) (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
                              Chairman of the Board

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security        2.     3.     4.Securities Acquired (A) or      5.Amount of         6.Dir-   7.Nature of Indirect
                             Transaction     Disposed of (D)                 Securities         ect        Beneficial Ownership
                                                                             Beneficially       (D)or
                                                              A/             Owned at           Indir-
                           Date    Code V     Amount          D      Price   End of Month       ect(I)
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Common Stock              10/29/99   P    4,600              A    $1.19     1,873,866             I        *
  $.01 Par Value          10/29/99   P    5,400              A    $1.25       184,288             I        **
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

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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1.Title of    2.Con-   3.          4.     5.Number of     6.Date Exer-    7.Title and    8.Price  9.Number     10.     11.Nature
  Derivative  version                       Derivative    cisable and      Amount of     of Deri-  of Deriva-  Owner-   of
  Security    or Exer                       Securities    Expiration       Underlying    vative    tive        ship     Indirect
              cise                          Acquired (A)  Date             Securities    Security  Securities  form     Bene-
              Price of                      or Disposed                           Amount           Beneficial- of Sec-  ficial
              Deriva-                       of (D)        Date   Expir-           or               ly          urities  ownership
              tive                 Trans-                 Exer   ation            Number           Owned at    owned
              Secu-    Transaction action                 cisa   Date             of               End of      at mo.
              rity     Date        Code V   (A)    (D)    ble              Title  Shares           Month       end
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                                                                           Common
Stock Option   $3.50                                      2/1/99 2/1/06    Stock  160,000          160,000      D
                                                                           Common
Stock Option   $6.94                                       ***   6/19/07   Stock    7,500            7,500      I       By Spouse
                                                                           Common
Stock Option   $3.63                                       ****  11/18/08  Stock    2,500            2,500      I       By Spouse
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

Explanation of Responses:

*    By self as trustee for the John and JoAnn Acres 1989 Living Trust.
** Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof. Effective with this Form 4, indirect beneficial ownership is no longer claimed on 95,411 shares owned by one of Mr. Acres' children.
*** Option vests as to 1,875 shares on each of 6/19/97, 6/19/98, 6/19/99 and 6/19/00.
**** Option vests as to 625 shares on each of 11/18/98, 11/18/99, 11/18/00,
     11/18/01.

SIGNATURE OF REPORTING PERSON

/s/ John F. Acres, by Reed M. Alewel, Attorney in Fact

DATE